[DESCRIPTION]  Shareholder Agreement dated February 22, 1996

THIS SHAREHOLDER AGREEMENT (the "Agreement") is made as of February 22 , 1996, by and among Data Systems Network Corporation, a Michigan corporation ("DSNC"), Kirk Duble ("Duble") and David Scranton ("Scranton") (each of DSNC, Duble and Scranton a "Shareholder", and collectively, the "Shareholders"), and Unified Network Services, Inc., a North Carolina corporation (the "Company").
W I T N E S S E T H:
   WHEREAS, the total authorized capital of the Company is 100,000 shares of Common Stock, $1.00 par value (the "Common Stock"), of which 10,000 are issued and outstanding;

        WHEREAS the Shareholders own all of the issued and outstanding Common Stock as follows:

        Shareholder             Number of Shares

        DSNC                               7,000
        Duble                              1,500
        Scranton                           1,500

 WHEREAS, the Company and the Shareholders desire to provide continuity in the management and policies of the Company in the event of the transfer of shares of the Common Stock by a Shareholder, to establish a fair value for the Common Stock of the Company, and to govern certain other rights of the Shareholders;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements hereinafter set forth, the parties hereto agree as follows:

I.  STOCK SUBJECT TO AGREEMENT

All of the Common Stock of the Company, whether now owned or hereafter acquired by the Shareholders, shall be subject to this Agreement.

II.  STOCK TRANSFERS

The transfer of any Common Stock shall be subject to the following provisions: 2.01  Permitted transfers.

     (a) Outright to family members. Any Shareholder who is a natural person may transfer all or any part of his Common Stock to persons who are his descendants, his siblings, or the descendants of a sibling, except that a transfer for a valuable consideration that exceeds the purchase price per share determined pursuant to Section 2.04(b) shall be subject to the provisions of Section 2.02. Descendants shall include any person who is legally adopted before his 19th birthday by the Shareholder or his sibling on who qualifies as a descendant under this provision.

       (b) Outright to Employees of the Company. Duble and Scranton may each transfer all or any part of his Common Stock to no more than five persons who are employees of the Company.

     (c) To a revocable trust. A Shareholder who is a natural person may transfer all or part of his Common Stock to a trust that is exclusively for his lifetime benefit and over which he holds an unqualified power of revocation if that trust will also qualify under the following Section 2.01(d) whenever the trust becomes irrevocable.

     (d) To an irrevocable trust. A Shareholder who is a natural person may transfer all or a part of his Common Stock during his life or after his death to an irrevocable trust for the benefit of his spouse or of one or more persons to whom an outright transfer by gift is permitted by Section 2.01(a).

      (e) Transfer to an affiliated entity. Any Shareholder that is a corporation may transfer all or part of its Common Stock to a parent, subsidiary or other entity that is affiliated with the corporation.

        2.02  Transfers requiring consent or first refusal.

      (a) Unless permitted under Section 2.01 or 2.02(b) or prior written consent is obtained from the Company and the Shareholders who hold legal title to 66-2/3% of the Company's outstanding shares of Common Stock, a Shareholder may not:

                (i) transfer, sell or pledge any Common Stock to a natural person, corporation, partnership, trust (other than one described in Sections 2.01(c), 2.01(d) or 2.01(e)) or other entity; or

                (ii) grant an irrevocable proxy; or

             (iii) transfer Common Stock to a voting trust.

(b) Except as permitted under Sections 2.01 or 2.02(a), a Shareholder other than DSNC may not sell or otherwise transfer any Common Stock to a natural person, corporation, partnership, trust (other than one described in Sections 2.01(c), 2.01(d) or 2.01(e)) or other entity unless such Shareholder has first satisfied the following conditions:

       (i) Notice. A Shareholder who proposes to sell or otherwise transfer shares of Common Stock (the "Subject Stock") during his lifetime to a transferee who has submitted to such Shareholder a binding offer to purchase the Subject Stock and who, at the time of making such offer, is financially capable of consummating such purchase shall first give a written notice (the "Notice") to DSNC of such offer, stating the name of the proposed transferee, the number of shares of Common Stock to be transferred, the closing date, the price per share at which the Subject
Stock is to be transferred or sold and all other material terms of the proposed transfer or sale and which shall include a copy of the offer to purchase submitted to such Shareholder.

   (ii) DSNC's Option to Purchase. DSNC shall have an option to acquire all (but not less than all) of the Subject Stock at the price and on the terms of the proposed transfer or sale, which may be exercised by giving written notice of DSNC's intent to exercise to the selling Shareholder on or before the thirtieth (30th) day after receipt of the Notice of the proposed transfer or sale. The closing of a purchase by DSNC pursuant to the exercise of the option granted pursuant to this Section 2.02 shall occur on the later of the closing date stated in the Notice or the 75th day following receipt of the Notice, or such other time as the parties to the Transfer shall agree.

   (iii) Transfer. If DSNC does not exercise its option with respect to the Subject Stock, then all of the Subject Stock may be transferred to the transferee designated in the Notice, at the price, at the time and on the terms described in the Notice.

2.03 Right of Duble and Scranton to Elect Repurchase of Common Stock by DSNC or the Company.

 (a) Right to Elect Repurchase of Shares. Duble and Scranton shall have the right to elect to have their shares of Common Stock repurchased from time to time following each of the Company's fiscal years ended December 31, 1997, 1998 and 1999 (collectively, the "Repurchase Period") as provided in this
Section 2.03(a). Following each of the Company's fiscal years comprising the Repurchase Period, DSNC shall notify each of the other Shareholders and their permitted transferees, if any, appearing as shareholders on the stock transfer records of the Company of the filing date of its Form 10-K report with the Securities and Exchange Commission, which notice (the "Shareholder
Election Notice") shall state that each of such persons shall have the right for that year to require the repurchase of a number of shares of the Company's Common Stock which he holds as determined in accordance with the following formula (the "Put Option Shares"):

"Adjusted Outstanding Amount"
 X
"Holder's Pro Rata Share"
 X
 .10

Number of Put Option Shares

"Adjusted Outstanding Amount" =
(Total number of shares of Common Stock outstanding as of the end of the relevant fiscal year end) + (Total number of shares previously repurchased by the Company, adjusted to give effect to stock splits and stock dividends occurring subsequent to each such repurchase)

"Holder's Pro Rata Share" =
(Number of shares owned by the shareholder) / (Total number of shares owned by Duble, Scranton and their transferees)


Duble and Scranton and their permitted transferees may each exercise his right to have the shares of Common Stock comprising his Put Option Shares repurchased by delivering written notice to the Company within 30 days from the filing date of DSNC's Form 10-K for such fiscal year (the "Shareholder Election Date"). If the Shareholder Election Date is a Saturday, Sunday or holiday, such notice may be delivered to the Company on the following business day. Upon receipt of such notice, the Company shall

        (b) Repurchase Price. The payment for the shares of Common Stock repurchased pursuant to Section 2.03(a) shall be based on a repurchase ratio, which shall be DSNC's price to earnings ratio, if DSNC's net income is greater than zero, or DSNC's price to net sales ratio, if DSNC's net income is zero or less than zero, for DSNC's applicable fiscal year (the "Repurchase Ratio"). The Repurchase Ratio shall be set based on the closing price for DSNC's common stock on the Shareholder Election Date. The price per share to be paid for shares to be repurchased under this Section 2.03 (the "Repurchase Price") shall be as follows:

    (i) if the Repurchase Ratio is based on DSNC's price to earnings ratio, then the Repurchase Price shall be equal to (A) 10% multiplied by the Repurchase Ratio, multiplied by the lesser of (I) the net amount of the Company's net income for the year included in DSNC's net income for the year (after deduction of minority interest, if any) and (II) DSNC's net income for the year, divided by (B) the total number of Put Option Shares owned at that time by all shareholders of the Company; or

        (ii) if the Repurchase Ratio is based on DSNC's price to net sales ratio, then the Repurchase Price shall be equal to (A) 10% multiplied by the Repurchase Ratio, multiplied by the lesser of (I) the net amount of the Company's net sales for the year included in DSNC's net sales for the year (after deduction of minority interest, if any) and (II) DSNC's net income for the year, divided by (B) the total number of Put Option Shares owned at that time by all shareholders of the Company.

The Repurchase Price shall be computed by DSNC's independent auditors based upon financial information of DSNC and the Company contained in their audited financial statements for the applicable fiscal year (before extraordinary items). The determination of DSNC's auditors on the valuation of the shares of Common Stock shall be final and binding on all parties to this Agreement.


   (c) Payment of Repurchase Price. DSNC or the Company, as the case may be, shall have the option to pay the Repurchase Price for shares of Common Stock repurchased pursuant to Section 2.03(a) either in cash or DSNC common stock, which shall be valued at the closing price on the Shareholder
Election Date; provided, however, that DSNC agrees to use its best efforts to obtain the prior approval of DSNC's shareholders in the event shareholder approval for such issuance is required by any exchange or quotation on which DSNC Common Stock is traded or quoted. If the Company elects to pay in DSNC common stock, DSNC agrees to issue to the Company sufficient shares of DSNC common stock to enable the Company to pay the repurchase price on a timely basis.

2.04 Rights of DSNC and the Company to Repurchase Shares of Common Stock owned by Duble and Scranton and their Permitted Transferees.

        (a) Right to Repurchase Shares of Duble or Scranton and their Permitted Transferees if another Shareholder Exercises Rights under Section 2.03(a).

If any of Duble, Scranton or their permitted transferees elects to have his shares of Common Stock repurchased pursuant to the terms of Section 2.03(a), then such election shall require all transferees of Duble and Scranton (including those which did not so elect) to sell to the Company and DSNC, and the Company and DSNC shall have the right to repurchase from such transferees the number of shares of Common Stock that such transferees would have other wise had the right to require the Company or DSNC to repurchsed pursuant to section 2.03(a) for the applicable fiscal year. The company or DSNC, as the case may be, maynotify such transferees of its intention to exercise its right to repurchase such shares in writing within 35 days after the date DSNC's Form 10-K report is filed (the "Company Election Date"). The shares to be repurchased shall be repurchased at a price determined in accordance with Section 2.03(b). The Company or DSNC, as the case may be, may pay the repurchase price in cash or shares of DSNC common stock valued at the closing price on the Company Election Date. If the Company elects to pay the repurchase price in common stock, DSNC shall issue to the Company sufficient shares of DSNC common stock to enable the Company to pay the repurchase price on a timely basis. A date 30 days from the Company Election Date shall be the date set for payment of shares of Common Stock, and the delivery of such shares to the Company or DSNC. If such payment date falls on a Saturday, Sunday, or holiday, the Company or DSNC, as the case may be, shall have until the following business day to pay such transferees for such shares of Common Stock.

(b)     Right to Repurchase Shares owned at end of Repurchase Period.
The Company and DSNC shall have the right to repurchase shares of Common Stock that the other Shareholders own at the end of Repurchase Period at any time upon 30 days written notice. The Company or DSNC, as the case may be, shall pay the other Shareholders a repurchase price computed in accordance with the terms and procedures described in Section 2.03(b) (as adjusted for the appropriate percentage of Common Stock that the Company or DSNC is purchasing), except that the repurchase price shall be based on DSNC's and the Company's most recent quarterly or annual financial statements, as the case may be. The Company or DSNC, as the case may be, shall have the option to pay the repurchase price either in cash or DSNC common stock, which shall be valued at the closing price on the notice date. If the Company elects to pay the repurchase price in DSNC common stock, DSNC agrees to issue to the Company sufficient shares of DSNC common stock to enable the company to pay the repurchase price on a timely basis.

(c) Right to Repurchase Common Stock in the Event of Acquisition of DSNC common stock. If another entity acquires 51% or more of DSNC's common stock or DSNC is a party to a merger, consolidation or similar transaction in which it is not the surviving corporation, DSNC and the Company shall have the right to repurchase Duble's and Scranton's remaining Common Stock interest in the Company based on a ratio of the per share price offered for DSNC's common stock in the transaction divided by DSNC's latest annual or quarterly net income, if positive, or net sales, if DSNC's net income is negative (the "Acquisition Ratio") upon 10 days written notice. The valuation of Duble's and Scranton's remaining Common Stock interest in the Company shall be computed in accordance with the terms and procedure set forth in Section 2.03
(b)(as adjusted for the appropriate percentage of Common Stock that the Company or DSNC is purchasing), except that references to the Repurchase Ratio shall be replaced with references to the Acquisition Ratio. DSNC or the Company, as the case may be, shall have the option to repurchase
Duble's and Scranton's remaining Common Stock interest in the Company by payment in cash, DSNC common stock or securities of the acquiring company. DSNC common stock and securities of the acquiring company used to repurchase Duble's and Scranton's remaining Common Stock interest shall be valued at the price of such securities on the notice date.
(d) Right to Repurchase Common Stock in the event of the Sale of All or substantially All of DSNC's Assets. IF all or substantially all of DSNC's assets are sold to a company that is not affiliated with DSNC, then DSNC and the Company shall have the right upon 30 days written notice to repurchase Duble's and Scranton's remainng Common Stock interest in the Company based on the terms and procedure set forth in Section 2.03(b). (as adjusted for the appropriate percentage of Common Stock that the Company or DSNC is purchasing), except that the repurchase price shall be based upon DSNC's and the Company's most recent annual or quarterly financial statements, as the case may be. The Company or DSNC, as the case may be, shall have the right to pay the repurchase price in cash or DSNC common stock, which shall be valued at the closing price on the notice date. If the Company elects to pay the repurchase price in DSNC common stock, then DSNC agrees to issue to the Company suffifient shares of DSNC common stock to enable the Company to pay the price on a timely basis.

(e) Other Rights to Repurchase Common Stock.
   (i)Bid. At any time until termination of this agreement, DSNC may submit a written bid (a "Bid) to Duble and Scranton (together "D&S"), or D&S may submit a bid to DSNC, setting forth the cash price per share at which DSNC or D&S, as the case may be (the "Bidder"), would purchase all of the outstanding Common Stock owned by the other Shareholder(s) and their direct or indirect transferees and undertaking to repayk, or cause to be repaid, all indebtedness owd by the Company to the sellers(s) of the Common Stock.
A Bid may not be revoked except with the written consent of DSNC and D&S.
A Bid by D&S must be signed by both Duble and Scranton for this Section 2.04
(e) to be operative.
(ii) Repsonse. Within 30 days after the Bid is submitted, D&S, if they are not the Bidder (such party to be referred to as the "Responder(s)") shall submit to the Bidder wirtten notice of their or its election to (A) sell all of the Responder(s) shares of Common Stock at the price and on the terms set forth in the Bid and receive payment for all of the indebtedness owed by the Company to the Responder(s) or (B) purchse all direct or indirect transferees at the price and on the terms set forth in the Bid and cause all indebtedness owed by the Company to the Bidder and such transferees to be repaid. If D&S are the Responders, such notice must be signed by both
Duble and Scranton. The failure of a REsponder to submit a timely notice in response to a Bid shall be treated as an election to sell the Responder(s) Common Stock and receive payment for indebtedness owned by the Company to the Responder(s). An electioned or deemed election by D&S as Responders to sell their Common Stock and an election by DSNC as Responder to purchase Common Stock owned by D&S shall require DSNC to purchase, and D&S and all prior direct or indirect transferees of Duble or Scranton to sell, all of the Common Stock owned by D&S and such transferees in accordance with clause
(III) below. An election or deemed election by DSNC as Responder to sell its Common Sotck and an election by D&S as Responders to purchase Common Stock owned by DSNC shall require D&S to purchase, and DSNC and all prior direct or indirect transferees of DSNC to sell, all of the Common Stock owned by DSNC and such transferees in accordance with clause (iii) below.

  (iii) Purchase and Sale. If the Responder(s) elect to sell, the Bidder shall purchase and the Responder(s) (and their transferees) shall sell all of the Common Stock owned by Responder(s) and their transferees at the price set forth in the Bid, and Bidder shall repay or cause to be repaid all indebtedness owed by the Company to the Responder(s) and their transferees, within 60 days after receipt of the notice of the Responder(s) election. If the Responder(s) elect to purchase the Bidder's Common Stock, the Bidder's (and the Bidder's transferees') Common Stock shall be sold by the Bidder (and the Bidder's transferees) and purchased by the Responder(s) at the price set forth in the Bid, and the Responder(s) shall repay or cause to be repaid all indebtedness owed by the Company to the Bidder and the Bidder's transferees, within 60 days after receipt of the notice of the Responder(s) election. If the purchaser of the Common Stock pursuant to this Section 2.04(e) does not tender payment as provided in this clause (iii) within such 60-day period (a "Defaulting Purchaser"), the other party (i.e., D&S if they are not the Defaulting Purchaser or DSNC if it is not the Defaulting Purchaser) shall have the right, but not the obligation, to purchase the Defaulting Purchaser's Common Stock at a cash price equal to 90% of the price set forth in the Bid within 120 days after receipt of the notice of the Responder(s) election provided that all indebtedness owed by the Company to the Defaulting Purchaser is repaid at the time of such purchase.

        2.05 Securities Matters. Duble, Scranton and their permitted transferees agree that they will acquire any shares of DSNC common stock issued to them pursuant to Section 2.03 and 2.04 for their own accounts and not with a view to, or for resale in connection with, any distribution thereof, and that they have no present intention of selling or distributing such DSNC common stock. They understand that the DSNC common stock that may be acquired by them pursuant to Sections 2.03 and 2.04 will not be registered under the Securities Act of 1933, as amended (the "Act"), or under any state securities law, by reason of a specific exemption from the registration provision of the Act and state securities laws that depend upon, among other things, the bona fide nature of such Shareholders' investment intent as expressed herein. The Shareholders acknowledge that the DSNC common stock they acquire hereunder must be held indefinitely unless subsequently registered under the Act and applicable state securities laws or an exemption from such registration is available. Each such Shareholder agrees that he has had the opportunity to review the forms 10-K, 10-Q, and 8-K and all related materials DSNC has filed under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission.

III.  REPURCHASE IN THE EVENT OF DEATH

        3.01 Death of a Shareholder. Upon the death of a Shareholder who is a natural person, the Company shall repurchase, and the fiduciary of the deceased Shareholder's estate shall sell, all of the Common Stock owned by the deceased Shareholder in accordance with Article III at the price described in
Section 2.03(b) (as adjusted for the appropriate percentage of Common Stock that the Company or DSNC is purchasing), except that the repurchase price shall be based upon DSNC's and the Company's most recent annual or quarterly financial statements, as the case may be.

        3.02  Purchase of Insurance.

 (a) Policies. The Company shall insure the life of each Shareholder who is a natural person, naming itself as the beneficiary of the policies. All policies shall be listed on Schedule A attached hereto and made a part hereof, and the policies and any proceeds received thereunder shall be held by the Company in trust for the purpose of this Agreement. The Company shall have the right to take out additional insurance policies on the life of any Shareholder who is a natural person whenever in the opinion of the Board of Directors of the Company, additional insurance may be required to carry out the Company's obligations under this Agreement. The Company shall pay all of the premiums on the insurance policies taken out by it pursuant to this Agreement and shall give proof of the payment to each of the Shareholders within (15) days after the due date of each premium. The Company agrees to keep such policies in full force and effect. The Company shall not reduce the amount of any of the insurance policies listed on Schedule A without the agreement of all of the parties hereto.

   (b) Rights of Ownership. The Company shall be the sole owner of the policies issued to it and may apply to the payment of premiums any dividends declared and paid on the policies.

 3.03 Payment of Purchase Price of Common Stock on Death. The purchase price for the Common Stock set forth in Section 2.03(b) shall be paid, to the extent of any net insurance proceeds of any policy of insurance on the life or the deceased shareholder for which the Company is the beneficiary, in cash to the estate of the decedent and/or his beneficiary within 10 days of the receipt of the insurance proceeds by the Company and the remaining portion of the purchase price shall be paid, at the option of the Company, in cash or with a promissory note issued in accordance with Article IV. In the event there is no designated beneficiary, the Company reserves the right to withhold the payment for such shares until the legal representative of said estate is qualified by the appropriate letters of authority.

    3.04 Delivery of Common Stock. Upon the payment to the estate of the deceased Shareholder of the purchase or redemption price, the legal representative shall endorse and deliver to the Company all certificates representing the shares of Common Stock owned by the deceased Shareholder and any other documents necessary to effectuate the transfer. If any certificates or other documents are not delivered to the Company pursuant to this Section 3.04, the shares of Common Stock repurchased or redeemed by the Company shall be automatically deemed cancelled without any further action by teh parties and shall not entitle the holder thereof to any rights as a Shareholder of the Company whatsoever.

     3.05 Purchase of Insurance Policies on Withdrawal of Party. In the event that a Shareholder who is a natural person ceases to be the owner of any shares of Common Stock of the Company such Shareholder shall have the right to purchase from the Company the insurance policy procured on such Shareholder's life listed on Schedule A for a price equal to the cash surrender value of the policy at the date of the purchase by such Shareholder. This right to purchase may only be exercised and the payment must be made within two business days of the date that the Shareholder ceases being a holder of the Company's Common Stock. Upon proper exercise of the right of purchase granted by this Section 3.05 and upon receipt of payment the Company shall deliver the policies to the Shareholder and shall execute any necessary instruments of transfer. In event any policies of insurance subject to the foregoing option are not so purchased, such policies shall be released from the terms of this Agreement.

3.06 Purchase of Insurance Policies on Termination. Each Shareholder who is a natural person shall have the right, within 30 days after termination of this Agreement as provided in Article VI, to purchase from the Company policies of insurance on his life at a price equal to the cash surrender value of the policies on the date of termination. Upon receipt of the purchase price, the Company shall deliver the policies to the respective purchasers and shall execute any necessary instruments of transfer. The insured, upon request of its Shareholders, shall have no further rights on any policies not purchased within the above 30 day period.

IV.  PAYMENT BY PROMISSORY NOTE

        4.01 Payment By Promissory Note. In the event that the Company repurchases a Shareholder's Common Stock in connection with the Shareholder's death, termination of affiliation or disability or pursuant to Section 5.02, the Company may pay the portion of the purchase price that is not covered by life insurance proceeds in (60) equal monthly installments. The first installment shall be paid at the time the endorsed stock certificates are delivered to the Company. Any remaining installments shall be evidenced by a promissory note bearing interest at an annual rate the greater of ten percent (10%) or the minimum rate required by the Internal Revenue Code of 1986, as amended, to avoid unstated interest or original issue discount.
The promissory note shall permit prepayment at any time without penalty and shall provide for immediate paymeht of the balance due on default in payment of principal or interest.

V.  CORPORATE AND STOCK RELATED MATTERS.

    5.01 Endorsement on Stock Certificates. All stock certificates issued by the Company shall bear the following endorsement:

  Any transfer or encumbrance of this certificate or any share of stock represented thereby is restricted and is subject to a Shareholder Agreement
dated              , 1996 (the "Shareholder Agreement"), copies of which
are on file at the registered office of the corporation. The acceptance of a transfer of this certificate constitutes acceptance by the transferee of all of the provisions of that Shareholder Agreement.

    5.02    Foreclosure of Encumbrances on Common Stock; Attachments or
Levies upon Common Stock. If an encumbrance upon any Common Stock is foreclosed, or if any Common Stock shall be attached or otherwise levied upon, a person who acquires an interest in such Common Stock shall hold such interest subject to this Agreement. At any time after the acquisition of such interest, the Company may purchase any number of such shares of Common
Stock by giving written notice to the Shareholder whose shares are encumbered, attached, or levied upon, and the Shareholder shall be deemed to be the agent of any person who has acquired such interest. In the event of such a purchase, the purchase price set forth in Section 2.03(b) (as adjusted for the appropriate percentage of Common Stock that the Company is purchasing), except that the repurchase price shall be based upon DSNC's and the Company's most recent annual or quarterly financial statements. as the case may be. Payment shall be made, at the option of the Company, by cash or a promissory note issued by the Company in accordance with Article IV, except that no interest shall be payable upon any unpaid principal balance.

        5.03 Transferees to be Bound by this Agreement. The acceptance of any shares of Common Stock shall constitute acceptance by any transferee of all provisions in this Agreement, and the transferee shall execute a copy of this Agreement as a condition precedent both to the transfer of any shares to him, her or it on the books of the Company and to acquiring any rights as a shareholder.

5.04 Indebtedness of Selling Shareholder. In connection with any repurchase of a selling Shareholder's shares of Common Stock by the Company pursuant
to Sections 2.03,   2.04, 3.01 or 5.02, the repurchase price shall be
reduced by
the amount of any indebtedness of the selling or the deceased Shareholder to the Company, as the case may be, and such indebtedness shall be canceled to the extent of the reduction.

VI.  CORPORATE GOVERNANCE

        6.01 Board of Directors. The Board of Directors of the Company shall consist of five members, three of whom shall be selected by DSNC, one of whom shall be elected by Duble and one of whom shall be elected by Scranton; provided that neither Duble nor Scranton shall be entitled to representation on the Board of Directors in the event that he is no longer a Shareholder of the Company and the number of members comprising the Board of Directors shall be reduced accordingly upon the resignation of any director pursuant to this proviso. The Shareholders agree to vote their shares in accordance with this agreement under Section 55-7-31 of the North Carolina Business Corporation
Act and shall be in effect for a period of 10 years from the date of this Agreement. The shareholders agree to renew this voting agreement if this Agreement is in effect thereafter.

       6.02 Major Decisions. The following actions shall require the unanimous consent of the Board of Directors:

    (i) selling, transferring, exchanging or otherwise disposing of more than 25% of the Company's assets (other than in the ordinary course of business);

   (ii) incurring any debt of the Company in excess of $25,000 (except trade debt incurred in the ordinary course of business);

  (iii) obligating the Company as a surety, guarantor or accommodation party to any obligation in excess of $25,000;

   (iv) any merger, consolidation, recapitalization or share exchange to which the Company is a party; and

   (v)   any dissolution, liquidation or winding up of the Company's affairs.

VII.  NONCOMPETITION AND CONFIDENTIALITY

7.01 Confidentiality. Each of DSNC, Duble, Scranton and their permitted transferees agree that they will not at any time disclose to others any trade secrets or confidential information about the Company's business or any of its proprietary rights except as required in the ordinary course of performing any employment duties for the Company. Any inventions, proprietary information or discoveries resulting from any work done by Duble, Scranton or their permitted transferees shall be promptly disclosed to the Company and become its exclusive property, and they agree to sign and deliver at any time any instruments confirming such exlusive ownership by the Company.

VIII.  TERMINATION

8.01 Termination. This Agreement shall terminate upon the occurrence of any of the following events:

   (a) Cessation of the Company's business as determined by its Board of Directors, which determination shall be final and binding on the parties;

   (b)     The bankruptcy, receivership, or dissolution of the Company;

   (c) The written agreement of all of the Shareholders who are parties to the Agreement; or

   (d) At such time as only one Shareholder is surviving or otherwise in existence.

Upon the termination of this Agreement, each Shareholder shall surrender to the Company the certificates for his Common Stock and the Company shall issue to him in lieu thereof new certificates for equal number of shares without the endorsements set forth in Section 5.01.

IX.  MISCELLANEOUS

        9.01 Agreement Drafted by DSNC's Attorney. The Shareholders each acknowledge that counsel for DSNC, Dykema Gossett PLLC, prepared this Agreement on behalf of and in the course of its representation of DSNC, and that:

(a) He or she has been advised by DSNC's counsel that a conflict of interest may exist between his or her interest and those of the Company, DSNC and the other Shareholders; and

(b) He or she has been advised by DSNC's counsel to seek the advice of independent counsel and has had an opportunity to seek such independent advice; and

(c) He or she has received no representations from DSNC's counsel about the tax consequences of this Agreement but has been advised that this Agreement may have tax consequences; and

(d) He or she has been advised by DSNC's counsel to seek the advice of independent tax counsel and has had the opportunity to seek such independent tax advice.

9.02 Notices. All notices, demands and other communications hereunder shall be in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly given when physically delivered or three days after having been deposited in the United States Mail, as certified mail with return receipt requested and with postage prepaid, addressed to the recipient, as follows:

                If to DSNC:

                Michael W. Grieves
                Data Systems Network Corporation
                34705 West Twelve Mile Road
                Suite 300
                Farmington Hills, Michigan  48331

                If to Duble:

                8411 Glenwood Avenue
                Raleigh, North Carolina 27612

               If to Scranton:

                 220 Dalton
                Raleigh, North Carolina
                27615

                If to the Company:

                Unified Network Services,
                Inc. 8411 Glenwood Avenue
                Raleigh, NC 27612

Such names and addresses may be changed by written notice.

        9.03 Entire Agreement and Amendments. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended or terminated only by a written instrument executed by Duble, Scranton, DSNC (or its assigns) and the Company; provided, that to the extent either Duble or Scranton is no longer a shareholder of the Company, his signature is not necessary to amend or terminate this Agreement. There are no restrictions, promises, warranties,

  9.04 Captions. The captions to the Sections and Subsections contained in this Agreement are for reference only, do not form a substantive part of this Agreement and shall not restrict or enlarge substantive provisions of this Agreement.
  9.05 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

  9.06 Parties in Interest. This Agreement shall bind and shall inure to the benefit of the parties hereto, their respective successors and assigns.

  9.07 Assignment. No party to this Agreement shall assign, sell or otherwise transfer this Agreement, or any of the rights, obligations or interests arising hereunder, without the prior written consent of all of the other parties.

  9.08 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, except that
Section 7.01 shall be construed and enforced in accordance with the laws of the State of Michigan.

  9.09 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by an arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. It is the intention of the parties that the arbitration award shall be final and binding, shall not be appealable and that a judgment of any circuit court having jurisdiction thereof may be rendered upon the award, and enforcement may be had according to its terms. The place of arbitration shall be the offices of the American Arbitration Association in Detroit, Michigan. Each party shall bear its own arbitration costs and expenses. The arbitrator shall not have jurisdiction or authority to change, alter, amend modify, add to or subtract from any of the provisions of this Agreement. The arbitrator's sole authority shall be to interpret or apply any clause or clauses of this Agreement.


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                UNIFIED NETWORK SERVICES, INC.
                                By:  /s/ Kirk Duble
                                Its:    President



                                DATA SYSTEMS NETWORK
                                    CORPORATION


                                By:   /s/  Michael W.
                                Grieves Its:    President



                                /s/ Kirk Duble
                                Kirk Duble

                               /s/ David Scranton
                                David Scranton